Exhibit 99.1

Provident Financial Group Announces Change in Securitization Structure
      Resulting in the Discontinuation of Gain-on-Sale Accounting

Cincinnati, August 22, 2000 - Provident Financial Group, Inc. today announced that effective with third quarter financial results the company will change the structure of its securitizations in order to discontinue the use of gain-on-sale accounting. Going forward, Provident will account for the securitizations of loans as secured financings.

Provident's President and Chief Executive Officer, Robert L. Hoverson commented, "While the performance of our residual assets has been excellent, other companies utilizing securitization structures requiring gain-on-sale accounting have experienced problems and consequently, the market has penalized all companies using gain-on-sale accounting. Although gain-on-sale accounting is in compliance with Generally Accepted Accounting Principles (GAAP), the investment community has clearly signaled its dissatisfaction with this accounting method and we believe this sentiment has been factored into our stock price. Additionally, the newly proposed regulatory guidelines regarding securitization activity discourages the use of gain-on-sale accounting by limiting the amount of residual assets that can be included as part of our regulatory capital.

With this change, we move away from gain-on-sale accounting and shift the focus of our investors where it rightly belongs - on Provident's ability to build our franchise and to profitably manage assets. This change is in the best interests of our shareholders and by removing what has become an impediment to a higher valuation for the company it will position Provident for a higher share price."

Provident's  Executive  Vice  President and  Chief  Financial  Officer,
Christopher J. Carey, added, "This change has little to do with the true economics of our businesses - which continue to be strong. We are only changing the structure of our securitizations to secured financing transactions. It does not affect the total profit we recognize over the life of a loan, but rather impacts the timing of income recognition. Secured financing transactions cause reported earnings from securitized loans to be lower in the initial periods and higher in later periods, as interest is earned on the loans. As a result, moving away from transaction structures that use gain-on-sale accounting will temporarily cause Provident's earnings to be lower over the next several quarters. However, this change will not impact our overall cash flow. Additionally, we anticipate that within eighteen months, earnings will start reaching previously reported results.

For full year 2000, we now expect operating earnings to be approximately $2.65 per share compared with our current estimate of $3.60 per share which was based on gain-on-sale accounting. Close to $0.52 of this reduction in earnings is due to the discontinuation of gain-on-sale accounting and $0.30 is due to a higher loan loss provision, partially offset by higher interest income, for the loans that will now be financed on-balance sheet during the third and fourth quarters. The reduction also includes the impact of $5.0 million in higher credit losses, or $0.06 per share, which will place our total net charge-off ratio at approximately 66 basis points (bps) for the year, which is about 6 bps above our historical range of 50-60 bps. The additional charge-offs are primarily from our commercial lending business. During the fourth quarter of this year and in 2001, we fully expect to return to the low end of our historical charge-off range.

Provident will not be required to raise capital beyond its current capital plan in order to remain well capitalized under the recently proposed regulatory guidelines. Nevertheless, to maintain higher internal targets the company has plans to execute a risk transfer transaction of approximately $100 million. Costs associated with this transaction reduce earnings by approximately $0.07 per share on an annual basis. For the full year 2001, our targeted earnings per share is within the $3.20 to $3.30 range. Our long-term objective for earnings per share growth remains unchanged at 12 to 15 percent annually and we expect to exceed that range in both 2002 and 2003."

"We intend to continue utilizing the asset-backed securities markets as a significant source of funding. Our asset-backed securities expertise provides us with financial flexibility and funding diversification and is a competitive strength for the company." said Hoverson.

Safe Harbor Statement
This news release contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: sharp and/or rapid changes in interest rates; significant changes in the anticipated economic scenario which could materially change anticipated credit quality trends, the ability to generate loans and leases, the ability to securitize loans and leases and the spreads realized on securitizations; significant cost, delay in, or inability to execute strategic initiatives designed to grow revenues and/or manage expenses; consummation of significant business combinations or divestitures; and significant changes in accounting, tax, or regulatory practices or requirements and factors noted in connection with forward looking statements. In addition, borrowers could suffer unanticipated losses without regard to general economic conditions. The result of these and other factors could cause a difference from expectations of the level of defaults and a change in the risk characteristics of the loan and lease portfolio and a change in the provision for loan and lease losses. Forward-looking statements speak only as of the date made. Provident undertakes no obligations to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

About Provident Financial Group, Inc.
Provident Financial Group, Inc., (Nasdaq: PFGI) a Cincinnati-based commercial banking and financial services company with $11.4 billion in on-balance sheet assets and $18.3 billion in managed assets, provides full-service national and regional commercial and retail banking operations through The Provident Bank and the Provident Bank of
Florida. Additional company information is available at http://www.provident-financial.com.

Conference Call
Provident will host a conference call to discuss the contents of this news release at 11:00 a.m. EDT Wednesday, August 23, 2000. To participate, call 888-849-9216. A presentation will also be available approximately one hour prior to the start of the call at the Investor Relations area of Provident's corporate website at the address noted above. Additionally, a replay of the call will be available from 1:00 p.m. EDT Wednesday, August 23, 2000 until 11:59 p.m. EDT Wednesday, August 30, 2000 by calling 800-633-8284 (replay code 161 07 378).

For further information, please contact:
Christopher J. Carey
Executive Vice President & Chief Financial Officer
513-639-4644 or 800-851-9521
e-mail: InvestorRelations@provident-financial.com